UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 15, 2026

LION COPPER CORP.
(Exact name of registrant as specified in its charter)

British Columbia	000-55139	98-1664106
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

517 West Bridge St., Suite A
 Yerington, Nevada, United States 89447
 (Address of principal executive offices) (ZIP Code)

Registrant’s telephone number, including area code: (775) 463-9600

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common shares, without par value	LCU	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b -2 of this chapter).

Emerging growth company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On October 15 and 16, 2026, Lion Copper Corp. (the "Company") agreed with the debenture holders, James Morris Jr., Elyse Stack, Tony Alford, Mark Sharman, Dobyns Revocable Trust U/A May 9, 2017 and Jeffrey Collins, to restructure its secured convertible debentures issued on November 6, 2025, in the aggregate principal amount of US$2,700,000 (the "Debentures"). The Debentures bear interest at 12% per annum, were originally scheduled to mature on November 6, 2026 and are convertible into common shares of the Company at US$2.6055 per share.

Under the restructuring, all accrued interest will be paid as at November 6, 2026, and the maturity date of the Debentures has been extended to May 6, 2027. Interest on the restructured Debentures will remain payable in cash or common shares of the Company, at the Company's election, as at the extended maturity date.

As consideration for the holders' agreement to the restructuring, the Company issued an aggregate of 518,135 common share purchase warrants (the "Warrants") to the holders. Each Warrant entitles its holder to purchase one common share of the Company at an exercise price of US$4.17 until November 6, 2031. The restructuring was completed and the Warrants were issued on October 20, 2026.

Tony Alford, Co-Chairman of the Company's Board of Directors and a beneficial owner of more than 20% of the Company's outstanding common shares, and Mark Sharman, a director of the Company, are holders of Debentures subject to the restructuring. In consideration for their agreement to the restructuring, Messrs. Alford and Sharman received a portion of the Warrants described above.

Item 3.02. Unregistered Sales of Equity Securities.

The information regarding the Warrants and the restructuring set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02. The Warrants were issued as consideration for the holders' agreement to the restructuring, rather than for cash. If all Warrants are exercised for cash, the Company would receive aggregate gross proceeds of US$2,160,622.95.

The Warrants and the common shares issuable upon their exercise have not been, and may not be registered under the Securities Act of 1933, as amended (the "Securities Act").  The Debentures and the Warrants were issued to accredited investors in private transactions pursuant to Rule 506(b) of Regulation D under the Securities Act. The Warrants and underlying common shares are subject to a four-month statutory hold period, expiring on February 21, 2027, under applicable Canadian securities legislation and applicable United States resale restrictions.

Item 7.01 Regulation FD Disclosure.

On October 12, 2026, the Company issued a news release announcing the restructuring described in Item 1.01, and on October 21, 2026, the Company issued a news release announcing the completion of the restructuring and the engagement of Atrium Research Corporation ("Atrium Research") to provide equity research services, for which the Company will pay Atrium Research an upfront cash fee of C$38,000 (plus applicable GST) for an initial term beginning October 15, 2026 and ending June 30, 2027, and C$12,000 (plus applicable GST) per quarter thereafter. Atrium Research has no direct or indirect interest in the Company or its securities, or any right or intent to acquire such an interest. Copies of the news releases are furnished as Exhibits 99.1 and 99.2, respectively, to this Current Report on Form 8-K.

The information and exhibits furnished pursuant to Item 7.01 are being furnished and shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") or otherwise subject to the liabilities of that Section, and shall not be incorporated by reference into any registration statement or other document filed pursuant to the Securities Act of 1933, as amended or the Exchange Act, regardless of any general incorporation language in such filing.

Item 8.01 Other Events.

The Board of Directors (the "Board") of the Company is disclosing the current composition of its Audit Committee, Compensation Committee, and Governance and Nominating Committee, each as constituted by the Board following the Company's annual general meeting of shareholders held on August 12, 2026.

Audit Committee: Frederick Scruggs (Chair), Thomas C. Patton, and Mark Sharman.

Compensation Committee: Thomas C. Patton (Chair), Frederick Scruggs, and Mark Sharman.

Governance and Nominating Committee: Mark Sharman (Chair), Thomas C. Patton, and Frederick Scruggs.

Each of Messrs. Patton, Scruggs, and Sharman has been determined by the Board to be "independent" within the meaning of Nasdaq Listing Rule 5605(a)(2).

In addition, on August 21, 2026, the Board adopted the following charters and policies:

  the Audit Committee Charter;
  the Compensation Committee Charter;
  the Governance and Nominating Committee Charter;
  the Insider Trading Policy;
  the Incentive Compensation Recovery Policy;
  the Code of Business Conduct and Ethics; and
  the Policy for Receipt of Complaints and Whistleblower Protection.

Item 9.01 Financial Statements and Exhibits.

99.1*	News release dated October 12, 2026
99.2*	News release dated October 21, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*These Exhibits are intended to be furnished to, and not filed with, the Commission pursuant to General Instruction B.2 of Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lion Copper Corp.
Date:	October 21, 2026	(Registrant)

/s/ Maria Milagros Paredes
Maria Milagros Paredes
Chief Financial Officer